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                                                                    EXHIBIT 99.1



[IXC LOGO]                                                          NEWS RELEASE
--------------------------------------------------------------------------------


            IXC COMMUNICATIONS, INC. ANNOUNCES FIRST QUARTER RESULTS

                 Company to Downsize Switched Wholesale Business

Austin, TX - May 11, 1999 - IXC Communications, Inc. (Nasdaq: IIXC) today announced revenue of $161.4 million for the first quarter of 1999, up from $157.6 million in the first quarter of 1998. Earnings before interest, taxes, depreciation and amortization (EBITDA) were $4.7 million, down from $20.3 million in the prior year's first quarter. The net loss for the quarter was $42.2 million, or $(1.60) per share (basic and diluted), compared with a net loss of $17.9 million, or $(.83) per share in the first quarter of 1998. Prior year results have been restated to include the operations of Eclipse (formerly Network Long Distance, Inc.), which was acquired in a transaction accounted for as a pooling of interests in June 1998.


CONSOLIDATED RESULTS

Total revenue for the quarter included $70.9 million from private line, $5.2 million from data/Internet, $77.7 million from switched services and $7.6 million from other sources. Compared to the first quarter of 1998, private line services increased 63.5% and data/Internet services increased ten-fold. Switched services declined 31.7%, largely because of the migration of the Company's largest switched services customer, Excel Communications, to its own network.

EBITDA for the quarter declined versus the first quarter of 1998 due to two major factors: (1) the impact of higher access costs mandated by the FCC for tandem trunking charges and special assessment charges affecting the switched long distance business, and (2) increased operating and other costs related to expansion of IXC's nationwide fiber network and IT infrastructure as well as costs related to expansion of its retail distribution operation.

The new access cost structure, together with industry-wide pricing pressure, have diminished the economics of the switched wholesale business and have been the principal cause of volatility in the Company's financial results. In contrast, however, IXC's private line business has maintained strong revenue growth and healthy operating margins, and the data/Internet business has developed according to plan. Further, with yesterday's successful completion of the Coastal Telephone acquisition, IXC has strengthened the capabilities and reach of its retail channel in providing integrated voice, data and Internet solutions to the small/medium-sized business market.

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SWITCHED WHOLESALE BUSINESS

The switched wholesale business has historically produced low margins and significant bad debt exposure for carriers. As a result of the recent changes in the access cost structure, IXC has elected to de-emphasize its switched wholesale business and refocus operations on its strategically important private line and data/Internet business segments, its expanding retail distribution channel and its developing international ventures.

IXC initially began to de-emphasize its switched wholesale operations in the fourth quarter of 1998. As a next step, the Company now expects to downsize operations and record a non-recurring charge of approximately $25-35 million in the second quarter of 1999. The one-time charge will include costs related to staffing reductions, termination costs, equipment write-downs and decommissioning costs. The restructuring is expected to result in future cost savings in access costs, network facility and other costs that should more than offset the expected reduction in switched wholesale revenue, and thus improve EBITDA going forward.

"Detailed analysis in recent months has confirmed that changed economics in the switched wholesale business have created a situation where results in this non-strategic segment are overshadowing the solid progress of our core businesses. That cannot continue," said Ben Scott, IXC chairman and chief executive officer. "Ironically, we entered switched wholesale in 1995 fully aware of the low margins, but seeking economies of scale for our other businesses - and that effort was successful. But things change - today we're a much larger business with significant economies of our own, and the regulatory changes have further reduced the attractiveness of what was already a low margin business."

"As a result, we have taken corrective action," Scott said. "We are already taking steps to mitigate the future impact of switched wholesale on our overall operations. The fact is, without its impact in each of the last two quarters, our results would have been very different. With successful implementation of our revised action plan, together with continued strong growth in our other businesses, we expect to deliver improved results over the balance of the year," Scott said.


NETWORK DEVELOPMENT

IXC has completed and activated approximately 10,200 route miles of advanced fiber optic network including the recently activated route between Atlanta and Miami. In addition, the Company has completed construction of an additional 2,300 route miles of network, including the Toledo-Detroit-Chicago route and the segments between Boston and New York, Las Vegas and Portland, and a second diverse route between New York and Washington, D.C. IXC expects to activate these additional routes shortly, which will bring its total network in service to over 12,500 route miles. The Company is currently on track to extend its fiber network to over 16,400 fiber route miles near the end of the year.



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In addition, IXC is nearing completion of Gemini2000, its IP OC-48 (2.5 Gbps)
network. The Gemini2000 network will include over 70,000 OC-48 miles. It is designed to eliminate Internet congestion with high-speed communications at speeds 100 to 1,000 times faster than those generally available on the Internet. The Gemini2000 network is segmented into eight regions, each containing a central traffic aggregation point. Six of these regions will be operational by the end of May and the network will be available for commercial service in June. The remaining two regions are scheduled to be fully operational by late summer.


STRATEGIC INITIATIVES

IXC's strategic Internet investments include PSINet (PSIX) and AppliedTheory
(ATHY), which have a combined current value of approximately $16.00 per IXC share. In addition, the strong growth and development of the Company's investments in MarcaTel (Mexico) and Storm Communications (Europe) provide an additional boost to IXC's valuation while extending its business model outside of the United States.

"We have leveraged our state-of-the-art fiber backbone and complementary IP OC-48 network, Gemini2000, to expand our sales of private line and Internet services to ISPs, so that we are now one of the largest wholesale Internet carriers in the world," Scott said. "Through our developing retail channel, we have become an important supplier of data/Internet products and services to the small/medium-sized business market. That being said, we continue to believe that our true value has yet to be reflected in our share price and, as a result, the Company will continue to pursue appropriate strategic and operational alternatives to enhance shareholder value," Scott added.

IXC continues to retain Morgan Stanley to assist in its review of various strategic alternatives which might secure or solidify an appropriate valuation for the Company. IXC has considered, and is still considering, numerous alternatives including joint ventures, strategic investments and mergers with other companies. To date, IXC's board of directors has seriously considered, but ultimately turned away, several proposals for business combinations. A committee of the board continues to work actively with Morgan Stanley to evaluate ongoing and future opportunities for value enhancement.


ADDITIONAL INFORMATION ABOUT IXC

More complete information on IXC's first quarter results is available in the "Quarterly Analysis" in the financial highlights section of IXC's Web site at www.ixc-investor.com.

IXC's network-based delivery solutions are designed to address the speed and capacity requirements of the global communications market. Its offerings include private line, fast packet (ATM and frame relay), Internet and long distance switched and dedicated services. IXC is at the forefront of the industry's new class of emerging domestic and international carriers that include Qwest (QWST) and Level 3 (LVLT). IXC is a publicly traded company listed on Nasdaq under the symbol "IIXC." For more information, visit IXC's Web site at www.ixc-comm.com.



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                                      # # #

Except for the historical information contained herein, this press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. The Company's future actual results could differ materially from the forward-looking statements discussed herein. In particular, no assurance can be made that the restructuring of the Company's switched wholesale business will have the results expected by the Company or that certain parts of the network will be completed as scheduled. A list of the factors that could cause actual results to differ materially can be found in the documents the Company files with the SEC, including those contained in the Company's prospectus, and the Form 10-K for the year ended December 31, 1998.

IXC Contacts:
Media Contact:                                   Investor Contact:
Melissa Jackson                                  Greta Wiechman
Senior Manager, Public Relations                 Director, Investor Relations
(512) 231-5247                                   (888) 267-9478
mjackson@ixc-comm.com                            gwiechman@ixc-comm.com




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                            IXC COMMUNICATIONS, INC.
                          SUMMARY OF OPERATING RESULTS
                        ($000'S EXCEPT PER SHARE AMOUNTS)


                                                                 Three Months Ended
                                                                      March 31,
                                                            --------------------------
                                                               1999             1998
                                                            ---------        ---------
REVENUES:
     Private line                                           $  70,864        $  43,340
     Long distance switched services                           77,747          113,767
     Broadband & Internet services                              5,175              476
     Other                                                      7,572               --
                                                            ---------        ---------

          Total operating revenue                             161,358          157,583

GROSS PROFIT                                                   56,554           49,634
                               %                                 35.0%            31.5%

EBITDA                                                          4,745           20,298
                               %                                  2.9%            12.9%

     Depreciation and amortization                             36,278           20,152
     Pooling costs                                                 55              (36)
                                                            ---------        ---------
OPERATING LOSS                                                (31,588)             182
     Interest expense, net                                      5,193            4,714
     Equity in net loss of unconsolidated subsidiaries          2,871           11,265
     Other, net                                                   173               30
                                                            ---------        ---------
LOSS BEFORE INCOME TAXES                                      (39,825)         (15,827)
     Income tax provision                                       2,411            2,068
                                                            ---------        ---------
NET LOSS                                                    $ (42,236)       $ (17,895)
                                                            =========        =========

Dividends applicable to preferred stock                       (16,018)         (11,736)
                                                            ---------        ---------
Net loss applicable to common stockholders                  $ (58,254)       $ (29,631)
                                                            =========        =========

Basic and diluted loss per share                            $   (1.60)       $   (0.83)
                                                            =========        =========

Weighted average common shares outstanding                     36,411           35,522

                            IXC COMMUNICATIONS, INC.
                          OPERATING SUMMARY BY SEGMENT
                                    ($000'S)


                                           Quarter Ended
                                            December 31,        Quarter Ended March 31,
                                           -------------      -------------------------
                                               1998             1999            1998
                                           -------------      ---------       ---------
NET REVENUE
     Private line                            $  70,878        $  70,864       $  43,340
     Switched Long Distance                     84,395           77,747         113,767
     Broadband/Internet                          3,721            5,175             476
                                             ---------        ---------       ---------
         Subtotal - Recurring                  158,994          153,786         157,583
     Other                                      10,787            7,572              --
                                             ---------        ---------       ---------
         Total Revenue                         169,781          161,358         157,583
GROSS PROFIT
     Private line                               46,465           44,762          24,151
          % of Net Revenue                        65.6%            63.2%           55.7%

     Switched Long Distance                      5,888            3,418          26,850
          % of Net Revenue                         7.0%             4.4%           23.6%

     Broadband & Internet                       (1,133)             802          (1,367)
          % of Net Revenue                       (30.4%)           15.5%         (287.2%)
                                             ---------        ---------       ---------

      Subtotal - Recurring Gross Profit         51,220           48,982          49,634
          % of Net Revenue                        32.2%            31.9%           31.5%

     Other                                      10,787            7,572              --
                                             ---------        ---------       ---------
         Total Gross Profit                  $  62,007        $  56,554       $  49,634
                                             =========        =========       =========